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                      March 22, 2021

       David Michels
       Chief Financial Officer
       Kinder Morgan, Inc.
       1001 Louisiana Street , Suite 1000
       Houston, Texas 77002

                                                        Re: Kinder Morgan, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 5,
2021
                                                            File No. 001-35081

       Dear Mr. Michels:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation